Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

COWEN GROUP, INC.,

LOUISIANA MERGER SUB, INC.

and

LABRANCHE & CO INC.

Dated as of February 16, 2011

i

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Form of Certificate of Incorporation for the Surviving Company
Exhibit B	Form of Representation Letter of Parent
Exhibit C	Form of Representation Letter of the Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2011 (this “Agreement”), among COWEN GROUP, INC., a Delaware corporation (“Parent”), LOUISIANA MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and LABRANCHE & CO INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive shares of Class A Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”);

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with certain stockholders of the Company (the “Company Voting Agreement”) pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of Company Common Stock owned by such stockholder in accordance with the terms of the Company Voting Agreement;

WHEREAS, as a condition to the Company entering into this Agreement incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company is entering into a voting agreement with a stockholder of Parent (the “Parent Voting Agreement”) pursuant to which, among other things, that stockholder has agreed, subject to the terms thereof, to vote all shares of Parent Common Stock owned by such stockholder in accordance with the terms of the Parent Voting Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger and the Second Step Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Treasury Regulations”), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving entity in the Merger (the “Surviving Company”), shall by virtue of the Merger continue its existence under the Laws of the State of Delaware.

Section 1.2.  Closing.  Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on a date to be specified by the parties which shall be no later than the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).  The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the Company and Parent.

Section 1.3.  Effective Time.  Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”).  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5.  Certificate of Incorporation.  The certificate of incorporation of the Surviving Company after the Effective Time shall be in the form set forth as Exhibit A hereto, and thereafter may be amended as provided therein or by Law.

Section 1.6.  By-Laws.  The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company, and, thereafter, may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 6.3, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.7.  Directors; Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and by-laws of the Surviving Company, as applicable.

Section 1.8.  Effect on Capital Stock.  At the Effective Time by virtue of the Merger and without any action on the part of any holder thereof:

(a)                                  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.998 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares (the “Merger Consideration”), other than any shares of Company Common Stock that are owned by, or held in the treasury of, the Company.

(b)                                 All shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Company Common Stock pursuant to Section 2.5 and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

(c)                                  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(d)                                 If prior to the Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.9.  Treatment of Options and Other Stock Awards.

(a)                                  The Company shall take all actions necessary and appropriate (which shall include obtaining written consent from each option holder) in accordance with the Company

Stock Plans to provide that upon the Effective Time, each outstanding stock option to purchase Company Common Stock or any other equity security of the Company or any of its Subsidiaries (collectively, “Company Options”), whether or not then exercisable or vested, shall be cancelled for no consideration.

(b)                                 The Company shall take all such actions as may be required to (i) ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto and (ii) cause the Company Stock Plans to terminate effective no later than the Effective Time.

Section 1.10.  Second Step Merger.

(a)                                  Immediately following the Effective Time, Parent shall cause the Surviving Company to be merged with and into a direct, wholly owned Delaware limited liability company subsidiary of Parent that is a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A) (the “Disregarded Subsidiary”), with the Disregarded Subsidiary surviving such merger (the “Second Step Merger”).  No consideration shall be issued in the Second Step Merger.  The Second Step Merger shall be consummated in a manner consistent with the obligations set forth in Section 6.3.

(b)                                 After the Second Step Merger, references herein to the Surviving Company shall refer to the Disregarded Subsidiary.

(c)                                  The Merger and the Second Step Merger, taken together, are intended to be treated as a “reorganization” for United States federal income tax purposes under Section 368(a) of the Code in which the Company is to be treated as merging directly with and into Disregarded Subsidiary with the Company Common Stock converted in such merger into the right to receive the Merger Consideration.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1.  Exchange Fund.  At or prior to the Effective Time, Parent shall deposit with The Bank of New York Mellon or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, and Parent shall instruct the Exchange Agent to timely deliver, in accordance with the terms of Section 2.2 of this Agreement, the aggregate Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Company Common Stock pursuant to Section 2.5.  Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3.  Any Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2.  Exchange Procedures.  As promptly as practicable, but in no event more than three Business Days after the Effective Time, Parent will cause the Exchange Agent to send to each record holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in form and substance reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.  Each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the applicable Merger Consideration (including in respect of any cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5, if any, or dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any), into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.  The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration, a check in the proper amount of any cash payment, dividends or other distributions to which such holder is entitled pursuant to Section 2.3 or Section 2.5, may be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3.  Distributions and Voting with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate.  Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.  Any shares of Parent Common Stock to be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.8 hereof shall not be entitled to vote on any matters on which stockholders of Parent may vote, the record date of which vote occurs prior to such surrender.

Section 2.4.  No Further Ownership Rights in Company Common Stock.  All Merger Consideration issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 2.5.  No Fractional Shares of Parent Common Stock.  No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.8 hereof, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by $4.72.

Section 2.6.  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates as of the day immediately prior to the first anniversary of the Closing Date shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and any cash payments, dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3 or Section 2.5.

Section 2.7.  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (including in respect of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5), and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.9.  Withholding Rights.  Each of the Surviving Company, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Company, Parent or the Exchange Agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Company, Parent or the Exchange Agent, as the case may be.

Section 2.10.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 2.11.  Stock Transfer Books.  At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any cash payments, dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3 or Section 2.5.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed since January 1, 2008 and prior to the date hereof (but excluding matters disclosed in the sections of such reports entitled “Risk Factors” or “Information Regarding Forward-Looking Statements”) or on the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Corporate Organization.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  True, complete and correct copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated By-Laws of the Company (the “Company By-Laws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(b)                                 Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c)                                  The minute books of the Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2008 of its stockholders and Board of Directors and each committee of its Board of Directors.

Section 3.2.  Authorization; No Conflict or Violation.

(a)                                  The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Required Company Vote, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company.  The Board of Directors of the Company has determined that this Agreement is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the Required Company Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming, with respect to this Agreement, due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)                                 Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will conflict with, or result in any violation of or default (without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or its Subsidiaries under, any provisions of (i) the Company Charter or the Company By-Laws; (ii) any Contract or Permit to which the Company or any of its Subsidiaries is a party; (iii) any judgment, order, injunction or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) any applicable Law, except in the case of clauses (ii), (iii) or (iv) for violations, defaults, terminations, cancellations, accelerations, losses, obligations, rights, entitlements or creations of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (provided, that for purposes of clause (ii) of this Section 3.2(b), clause (ii) of the definition of “Material Adverse Effect” shall not be applicable).

Section 3.3.  Consents and Approvals.  Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, non-U.S. and state securities authorities, FINRA and other SROs, (b) the filing of a notification and report form under the HSR Act and the termination or expiration of applicable waiting periods under the HSR Act, (c) the filing with the SEC of the proxy statement in a definitive form relating to each of the Company Stockholders Meeting and the Parent Stockholders Meeting (the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger pursuant to the DGCL, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the listing rules of the NYSE or Nasdaq, (f) such filings and approvals as are required to be made or obtained under the Securities Laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (h) the matters set forth on Section 3.3 of the Company Disclosure Schedule, no consents or approval of or filings or registrations with or notice to any Regulatory Agency or Governmental Entity or any other Person are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.4.  Capitalization and Related Matters.

(a)                                  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, of which, as of February 15, 2011 (the “Company Capitalization Date”), 62,654,430 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued and outstanding.  As of the Company Capitalization Date, the Company held 21,722,433 shares of Company Common Stock in its treasury.  As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for 230,000 shares of Company Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans and 1,934,257 shares of Company Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have not been issued in violation of any applicable Law or any Contract of the Company.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote (“Company Voting Debt”) are issued or outstanding.  As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.4(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company.  As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.4(a) of the Company Disclosure Schedule, there are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of capital stock or other securities of the Company under the Securities Act.

(b)                                 Section 3.4(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock subject to Company Options that were outstanding as of the Company Capitalization Date and the names of the holders and the weighted average exercise price for such Company Options.  Other than the Company Options that are outstanding as of the Company Capitalization Date, no other subscriptions, options, warrants, calls, rights, commitments or agreements of character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company are outstanding as of the Company Capitalization Date.  Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company or (ii) issued or awarded or committed to issue or award any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards under any of the Company Stock Plans or Company Benefit Plans.

(c)                                  All grants of Company Options and any other grants of stock options or other equity interests were validly issued and properly approved by the Company’s Board of Directors (and all required approvals by the stockholders of the Company have been obtained) in accordance with all applicable Law and no such grants involved any “backdating” or similar practices with respect to the effective date of grant.  The per share exercise price of each Company Option was not less than the fair market value of the Company Common Stock on the applicable grant date (as determined in a manner consistent with Treasury Regulation §1.409A-1(b)(5)(iv)) and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the SEC in accordance with the Exchange Act and other applicable securities Laws.  No modifications have been made to any Company Options after the applicable date of grant.

(d)                                 All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Company does not have any Subsidiaries and does not own any capital stock or other equity or voting securities or other rights convertible or exchangeable into or exercisable for equity or voting securities, or any other rights, interests or investments, in any other Person.

(e)                                  The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Company Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

(f)                                    As of the date hereof, (i) the Company Consolidated Tangible Book Equity is greater than or equal to $193,000,000 and (ii) the aggregate value of the assets reflected on the Unaudited Company Balance Sheet is less than or equal to four and one-half times the Company Consolidated Tangible Book Equity, in each case, calculated as of the date hereof.

Section 3.5.  Company SEC Reports.  The Company has filed or furnished all forms, documents and reports required to be filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act on or after January 1, 2008 (the “Company SEC Reports”).  No such Company SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 3.6.  Company Financial Statements.

(a)                                  The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are based upon, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC then in effect with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)                                 Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business since December 31, 2009 or in connection with this Agreement and the transactions contemplated hereby or (iii) as set forth on Section 3.6(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The disclosures made pursuant to Section 3.6(c)(ii) were made in writing by management to the Company’s auditors and audit committee, a copy of which has previously been made available to Parent.

(d)                                 Since December 31, 2009, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.7.  Broker’s Fees.  Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than

Keefe, Bruyette & Woods, pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered or made available to Parent.

Section 3.8.  Absence of Certain Changes or Events.

(a)                                  Since December 31, 2009 through and including the date of this Agreement, except as set forth on Section 3.8(a) of the Company Disclosure Schedule, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 Since December 31, 2009 through and including the date of this Agreement, except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business and none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a).

Section 3.9.  Legal Proceedings.

(a)                                  Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or its Subsidiaries’ employees with respect to its business, or to which any of their assets are subject, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 There is no material judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

Section 3.10.  Taxes and Tax Returns.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has (a) duly and timely filed (including all applicable extensions) all federal income Tax Returns and other material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and (b) has paid all Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return); (ii) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time in excess of six months within which to file any Tax Return; (iii) federal, state and local income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or other relevant taxing authority, or the statute of limitations for assessment with respect to such Tax Returns has expired, for all years to and including 2004, and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP; (iv) to the Company’s knowledge, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (v) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries; and (vi) each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which the Company or any of its Subsidiaries is currently the common Parent or (B) has any material liability for the Taxes of any person other than the Company and its Subsidiaries under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.  Any material liabilities for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings, with respect to the Company and any of its Subsidiaries (X) did not, as of December 31, 2009, exceed by a material amount the reserve for Tax liabilities set forth on the face of the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (Y) do not exceed by a material amount that reserve as adjusted for Tax liabilities incurred in the Ordinary Course of Business.  Neither the Company nor any of its Subsidiaries has a permanent establishment outside of the national jurisdiction in which it was formed.  There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Within the past two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.  Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.11.  Employee Matters.

(a)                                  Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other material benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any Subsidiary has any current or potential liability.  All such plans, agreements, programs, policies and arrangements are collectively referred to as the “Company Benefit Plans”.

(b)                                 The Company has provided or made available to Parent or its counsel with respect to each Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year.

(c)                                  No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and no liability under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code has, within the past six (6) years, been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and, to the Company’s knowledge, no condition exists that presents a material risk of incurring any such liability.  No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any (i) material Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other material liability imposed by ERISA, the Code or other applicable Laws.

(d)                                 No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any Company ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(e)                                  With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f)                                    There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims).

(g)                                 Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(h)                                 Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, none of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.  There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

(i)                                     No stock or other securities issued by the Company or any Affiliate forms or has formed a material part of the assets of any Company Benefit Plan.

(j)                                     Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(k)                                  Each Company Benefit Plan that is or forms a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder.

(l)                                     Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meets all requirements for such treatment, and

(iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(m)                               Except as set forth on Section 3.11(m) of the Company Disclosure Schedule, no amount has been paid by the Company which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

Section 3.12.  Labor Matters.

(a)                                  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees:  (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company, any of its Subsidiaries or any of their respective employees; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity, and to the knowledge of the Company no question concerning representation exists relating to the employees of the Company or any of its Subsidiaries; (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries currently pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices; and (v) neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company or any of its Subsidiaries that has not been settled and no such investigation is in progress.

(b)                                 Each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.  The Company and each of its Subsidiaries has met in all material respects all applicable Laws or regulations relating to the employment of foreign citizens, including all requirements of I-9, and to the knowledge of the Company, none of the Company or any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.  The Company and each of its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company and each of its Subsidiaries, and no employee has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(c)                                  All independent contractors of the Company and each of its Subsidiaries have been, and currently are, properly classified and treated by the Company and each of its

Subsidiaries as independent contractors and not as employees.  All such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes.  The Company and each of its Subsidiaries has fully and accurately reported its independent contractors’ compensation on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and none of the Company or any of its Subsidiaries has any liability to provide benefits with respect to its independent contractors under the Company Benefit Plans or otherwise.  At no time has any independent contractor brought a claim against the Company or any of its Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Company Benefit Plan or otherwise.

(d)                                 Section 3.12(d) of the Company Disclosure Schedule sets forth the annual base salary to be paid to each executive officer of the Company and employee of the Company earning more than $350,000 in 2011.  There are no guaranteed payments to any employees of the Company or any of its Subsidiaries except as set forth on Section 3.12(d) of the Company Disclosure Schedule.

(e)                                  Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law that remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned, announced, or within the prior six (6) months effectuated any “plant closing” or “mass layoff “ as contemplated by WARN affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.13.  Certain Contracts.

(a)                                  Section 3.13(a) of the Company Disclosure Schedule sets forth all of the following Contracts in existence to which the Company or its Subsidiaries is a party or by which it is bound as of the date hereof (collectively, the “Company Contracts”):

(i)                                     Any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  Contracts for the sale of any material assets or rights of the Company or its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets, in each case, since January 1, 2009, or with obligations remaining to be performed or liabilities continuing after the date of this Agreement;

(iii)                               Contracts for joint-ventures, strategic alliances or partnerships or other similar entities that are material to the Company and its Subsidiaries taken as a whole;

(iv)                              Any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any material respect (A) the ability of the Company, its Subsidiaries or other Affiliates or, following the Closing, Parent or its Affiliates, to solicit customers or employees or (B)

the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following the Closing, Parent or its Affiliates;

(v)                                 Contracts relating to the acquisition by the Company or its Subsidiaries of any operating business, capital stock or assets of any other Person since January 1, 2009, other than for purchases of publicly traded shares of capital stock made in the day-to-day operations of the Company and its Subsidiaries;

(vi)                              Contracts or instruments relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of its material assets other than in the Ordinary Course of Business;

(vii)                           Contracts where the Company or any of its Subsidiaries is the lessee or sublessee of, or is granted a similar occupancy interest in, any real property or pursuant to which the Company or any of its Subsidiaries grants to any Person a leasehold or subleasehold, or similar occupancy interest, in any real property;

(viii)                        Contracts for the provision of goods or services or License Agreements, in each case requiring fees, royalties, payments or other consideration in excess of $50,000 annually or $150,000 in the aggregate over the term of the Contract;

(ix)                                Contracts that grant any right of first refusal or right of first offer or similar right or that purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(x)                                   Contracts the subject matter of which pertains to the solicitation or referral of customers of the Company or its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole;

(xi)                                Contracts that obligate the Company or any of its Subsidiaries to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the Company and its Subsidiaries taken as a whole;

(xii)                             Contracts requiring the Company or any of its Subsidiaries (A) to co-invest with any other Person, (B) to provide seed capital or similar investment, or (C) to invest in any investment product, in each case in an amount in excess of $100,000 individually or $250,000 in the aggregate;

(xiii)                          any written employment, severance, termination, employee-like consulting or retirement Contract for any employee providing for annual compensation in excess of $250,000 (excluding discretionary bonuses) or with respect to the employment of, severance, retention or payment to, any of its directors and executive officers;

(xiv)                         any material Contract involving Intellectual Property or relating to the provision of data processing, network communication or other technical services to or by it (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or its Subsidiaries);

(xv)                            any Contract relating to the settlement of any action since December 31, 2007 with (A) the SEC, FINRA, any Governmental Entity or Regulatory Agency (regardless of amount) or (B) any Person (other than a Governmental Entity or SRO) for an amount in excess of $100,000;

(xvi)                         Contracts that bind or purport to bind, any controlling Affiliates of the Company;

(xvii)                      any distribution or sub-distribution Contract or Contract for the provision of brokerage services pursuant to which the Company or any of its Subsidiaries paid in excess of $100,000 during the 2010 calendar year;

(xviii)                   Contracts (or groups of related Contracts) other than Company Benefit Plans that involve the expenditure of more than $100,000 annually or $250,000 in the aggregate which may not be freely terminated by the Company or its applicable Subsidiary upon notice of 90 days or less without penalty or other payment payable by the Company or its applicable Subsidiary;

(xix)                           “soft dollar” arrangements with any customer that involve the expenditure of more than $50,000 per customer annually or $150,000 per customer in the aggregate;

(xx)                              Contracts providing for the payment to the Company or any of its Subsidiaries of a retainer or similar fee of more than $50,000 annually or $150,000 in the aggregate;

(xxi)                           Contracts pursuant to which the Company or any of its Subsidiaries (or any of their predecessor companies) has any ongoing indemnification obligations, retained liabilities or earnouts that are material to the Company and its Subsidiaries taken as a whole, in each case with respect to the sale of any assets, rights or businesses; and

(xxii)                        all written amendments, supplements and modifications in respect of the foregoing.

(b)                                 Each Company Contract is valid and binding on the Company or its applicable Subsidiary and the other party thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect and has not been modified or amended except pursuant to an amendment set forth on Section 3.13(b) of the Company Disclosure Schedule.  The Company and each of its Subsidiaries, as applicable, and, to the Company’s knowledge, each other party thereto has duly performed all material obligations required to be performed by it to date under each Company Contract and no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any such Company Contract.  There are no material disputes pending or, to the Company’s knowledge, threatened, and no material amounts due or owing remain unpaid, with respect to any Company Contract.

Section 3.14.  Property.  As of the date hereof, none of the Company or any of its Subsidiaries, owns, and has never owned, any real property.  All real property leased or subleased or in which another similar occupancy interest is held by the Company or any of its Subsidiaries, as tenant, subtenant or occupant, or which the Company or any of its Subsidiaries have granted, as landlord or sublandlord, a leasehold, subleasehold or other similar interest, is listed in Section 3.13(a)(vii) of the Company Disclosure Schedule, and true and correct copies of all leases, subleases and other such agreements (including amendments, modifications and supplements thereto) have been provided or made available to Parent, and the Company and its Subsidiaries, as applicable, have good and valid leasehold title to their respective leased and subleased real property, free and clear of any Liens, subject to Permitted Liens and exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.15.  Intellectual Property.

(a)                                  Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all Owned Company IP that is the subject of a registration or pending application with a Governmental Entity.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries collectively own all right, title and interest in all Owned Company IP and have a valid right to use all Licensed Company IP, in each case, free and clear of any Liens and (ii) there are no obligations to, covenants to or restrictions from third parties affecting the Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP.

(b)                                 The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of the Company and its Subsidiaries as they are currently conducted.  The consummation of the transactions contemplated hereby will not alter or impair the Company IP in any material respect.

(c)                                  The Owned Company IP that is the subject of a registration with a Governmental Entity is subsisting, enforceable and, to the knowledge of the Company, valid.  To the knowledge of the Company, the Licensed Company IP that is the subject of a registration with a Governmental Entity is valid, subsisting and enforceable.

(d)                                 To the knowledge of the Company, neither the Owned Company IP, nor the operation of the businesses of the Company or its Subsidiaries, has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any third party.

(e)                                  No material Owned Company IP or material Licensed Company IP is being used or enforced by the Company in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Company IP.

(f)                                    The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets, and none of such material trade secrets have been disclosed to any third party, except pursuant to written and enforceable confidentiality obligations.

(g)                                 Section 3.15(g) of the Company Disclosure Schedule sets forth a correct and complete list of all material software, databases, applications and programs owned or purported to be owned by the Company and its Subsidiaries (the “Proprietary Software”).  The Company and its Subsidiaries own all right, title and interest in and to all versions of the Proprietary Software.  All Proprietary Software was developed by either (x) contractors or consultants of the Company or its Subsidiaries who have executed written agreements assigning all their rights and title in and to the Proprietary Software to the Company or its Subsidiaries or (y) employees of the Company or its Subsidiaries acting within the scope of their employment.  The Company maintains the source code for all Proprietary Software in confidence and has not disclosed its source code to any third party.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Proprietary Software includes any timer, clock, counter, virus or other limiting design, routine or instructions: (i) which have destructive capabilities; (ii) which could cause the Proprietary Software (or any portion thereof) to become erased, inoperable or otherwise incapable of being used in the manner for which it was designed; (iii) which would render any hardware or software inoperable; or (iv) which would cause data to become damaged or removed.  To the extent the Company or any of its Subsidiaries use, or the Proprietary Software incorporates, any “open source” or “copyleft” software, or the Company or any of its Subsidiaries are a party to “open” or “public source” or similar licenses, to the knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of any such licenses, and are not required under any such license to (a) make or permit any disclosure or to make available any source code for the Proprietary Software (or any of its licensors’ proprietary software) or (b) distribute or make available any of the Proprietary Software or other Intellectual Property (or to permit any such distribution or availability).

(h)                                 Section 3.15(h) of the Company Disclosure Schedule sets forth a correct and complete list of all material trading, valuation or other algorithms owned or purported to be owned by the Company and its Subsidiaries (the “Proprietary Algorithms”).  The Company and its Subsidiaries own all right, title and interest in and to all versions of the Proprietary Algorithms.  All Proprietary Algorithms were developed by either (x) contractors or consultants of the Company or its Subsidiaries who have executed written agreements assigning all their rights and title in and to the Proprietary Algorithms to the Company or its Subsidiaries or (y) employees of the Company or its Subsidiaries acting within the scope of their employment.

Section 3.16.  Insurance.  The Company and its Subsidiaries maintain (or the Company maintains on behalf of its Subsidiaries) such workers’ compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under applicable Law.  The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds.

Section 3.17.  Compliance with Laws; Permits.

(a)                                  Each of the Company and its Subsidiaries has been since January 1, 2007 and is in compliance in all material respects with all Laws of any Governmental Entity and the rules and regulations of any Regulatory Agency that are applicable to its respective business, operations, or assets.  The Company and each of its Subsidiaries have timely filed all material reports (other than Company SEC Reports, which are covered in Section 3.5 above), registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with Regulatory Agencies and with any applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the Laws, rules or regulations of any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  To the knowledge of the Company, except as set forth in Section 3.17(a) of the Company Disclosure Schedule, no Regulatory Agency or Governmental Entity has initiated or resolved since January 1, 2007 and on or prior to the date of this Agreement or has pending as of the date of this Agreement any proceeding, enforcement action or investigation into the business, disclosures or operations of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, or any “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries.  Except for ordinary and usual examinations conducted by a Regulatory Agency or Governmental Entity in the Ordinary Course of Business of the Company and its Subsidiaries that have not resulted or are not reasonably expected to result in a material adverse finding or claim against the Company or any of its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since the date of this Agreement any material proceeding, enforcement action or, to the knowledge of the Company, material investigation into the business, disclosures or operations of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, or any “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries.  There is no material unresolved, or, to the Company’s knowledge, material threatened criticism, comment, exception or stop order by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries.  To the knowledge of the Company, except as set forth in Section 3.17(a) of the Company Disclosure Schedule, since January 1, 2007, there have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, or any “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in the Company’s Ordinary Course of Business).

(b)                                 Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2007 a recipient of any supervisory letter from, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or

Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2007 by any Regulatory Agency or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c)                                  Neither the Company nor any of its Subsidiaries is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for material limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company’s Subsidiaries as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the Laws of other jurisdictions, and there is no reasonable basis for, or formal proceeding or written notice of investigation (or, to the Company’s knowledge, any informal proceeding or investigation) by any Governmental Entity or Regulatory Agency, whether preliminary or otherwise, that is reasonably likely to result in, any such limitation, suspension or revocation.

(d)                                 The Company has previously made available to Parent an accurate and complete copy of each Form BD or amendment thereto, statement, or other regulatory report, filed with or furnished to the SEC, FINRA, any Regulatory Agency or other Governmental Entity by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, or the rules thereunder or the rules of FINRA and any Governmental entity or Regulatory Agency, on or after January 1, 2007 (the “Company Regulatory Reports”).  No such Company Regulatory Report, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but prior to the date hereof) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company Regulatory Reports complied as to form in all material respects with the published rules and regulations of the SEC, FINRA, Regulatory Agency or other Governmental Entity or with respect thereto.

(e)                                  Section 3.17(e) of the Company Disclosure Schedule contains a list of all Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted.  Each of the Company and its Subsidiaries currently has all Permits which are required for the operation of its business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  To the Company’s knowledge, (i) none of the Company or any of its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound and (ii) there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation.  Each employee of the Company or any of its Subsidiaries, or each “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with the Company or any of its Subsidiaries, who is required to be registered or licensed as a registered representative, investment advisor representative, sales person or an equivalent person with any Governmental Entity or Regulatory Agency is fully registered or licensed as such and such registration is in full force and effect, and there is no formal proceeding or written notice of investigation (or to the Company’s knowledge, no informal proceeding or investigation) by any Governmental Entity or Regulatory Agency, whether preliminary or otherwise, that is reasonably likely to require any additional registration or licensing of such persons.

(f)                                    The Company is not (taking into account any applicable exemption) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve in a capacity described therein.  There is no proceeding or investigation pending and served on the Company or, to the knowledge of the Company, pending and not so served or threatened by any Governmental Entity, which would result in the ineligibility of the Company to serve in any such capacities.  Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act.

(g)                                 The Company is not (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser.  There is no proceeding or investigation pending and served on the Company or, to the knowledge of the Company, pending and not so served or threatened by any Governmental Entity, which would result in the ineligibility under such Section 203(f) of the Company to serve as a “person associated” with an investment adviser.

(h)                                 With respect to the Company and each Subsidiary that acts as a broker or dealer within the meaning of the Exchange Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer and (iii) there is no proceeding or investigation pending and served on the Company or any of its Subsidiaries or, to the Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 15(b)(4) of such person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(i)                                     None of the Company or its Subsidiaries are (i) a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, insurance agent, transfer agent, bank or real estate broker within the meaning of any applicable Law; (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, bank, insurance agent, transfer agent or real estate broker under any applicable Law; or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified if required by applicable Law.  Neither the Company nor any of its Subsidiaries has received written notice of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, insurance agent, transfer agent, bank or real estate broker registration, license or qualification.

(j)            All exchange traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively, “Derivatives Contracts”), if any, whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in the Ordinary Course of Business and comply in all material respects with all applicable Laws and the Company’s and, as applicable, its Subsidiaries’ existing regulatory authorizations and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and are in full force and effect.  None of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(k)           Each of the Company and its Subsidiaries has complied in all material respects, to the extent such Laws are applicable to them, with (i) U.S. anti-money laundering and anti-terrorism financing Laws and the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and has adequate measures in place to comply with those Laws, (ii) the Foreign Corrupt Practices Act, (iii) the Trading with the Enemy Act and (iv) all comparable provisions of non-U.S. Laws.

(l)            To the Company’s knowledge, the Company and its Subsidiaries have policies and procedures reasonably designed to achieve compliance with respect to information barriers between departments.

Section 3.18.  Risk Management Instruments.

(a)           All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance, in all material respects, with prudent banking practice and applicable Laws, rules, regulations and policies of any Regulatory Authority and in accordance, in all material respects, with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect.  The Company and its Subsidiaries and, to the Company’s knowledge, all other parties thereto have duly performed their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.19.  Board Approval.  The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”) and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”).

Section 3.20.  Interested Party Transactions.  Except as set forth in the Company SEC Reports or Section 3.20 of the Company Disclosure Schedule, no event has occurred since January 1, 2009 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

Section 3.21.  Opinion.  The Board of Directors of the Company has received the opinion of Keefe, Bruyette & Woods, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

Section 3.22.  Company Information.  The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion or incorporation by reference in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided that, with respect to any projected financial information provided by or on behalf of the Company, the Company represents only that such information was reasonably prepared in good faith by the Company’s management on the basis of assumptions believed to be reasonable as of the time made.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or Joint Proxy Statement that are provided by Parent or its representatives for inclusion in the Form S-4 or Joint Proxy Statement.

Section 3.23.  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.24.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, none of the Company, any Subsidiary of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Reports filed since November 2, 2009 and prior to the date hereof (but excluding matters disclosed in the sections of such reports entitled “Risk Factors” or “Information Regarding Forward-Looking Statements”) or on the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1.  Corporate Organization.

(a)           Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, respectively.  True, complete and correct copies of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Charter”), and the Amended and Restated By-Laws of Parent (the “Parent By-Laws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(b)           Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(c)           Merger Sub is a newly formed entity that will not have engaged in any activities prior to the Effective Time, other than those related to the transactions contemplated by this Agreement.

Section 4.2.  Authorization; No Conflict or Violation.

(a)           Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Required Parent Vote, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Parent and Merger Sub.  The Board of Directors of Parent has determined that this Agreement is advisable and in the best interests of Parent and its stockholders and has directed that the Parent Stock Issuance be submitted to Parent’s stockholders for approval at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the Required Parent Vote, no other corporate proceedings on the part of either Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by Parent (being the sole stockholder) of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming, with respect to this Agreement, due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)           Neither the execution and delivery of this Agreement by either Parent or Merger Sub, nor the consummation by either Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will conflict with, or result in any violation of or default (without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Parent or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guarantees rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent or its Subsidiaries under, any provisions of (i) the Parent Charter or the Parent By-Laws; (ii) the Certificate of Incorporation of Merger Sub or the By-Laws of Merger Sub; (iii) any Contract or Permit to which Parent or any of its Subsidiaries is a party; (iv) any judgment, order, injunction or decree of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (v) any applicable Law, except in the case of clauses (ii), (iii) or (iv) for violations, defaults, terminations, cancellations, accelerations, losses, obligations, rights, entitlements or creations of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.3.  Consents and Approvals.  Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, non-U.S. and state securities authorities, FINRA and other SROs, (b) the filing of a notification and report form under the HSR Act and the termination or expiration of applicable waiting periods under the HSR Act, (c) the filing with the SEC of the Joint Proxy Statement and of the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger pursuant to the DGCL, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the listing rules of the NYSE or Nasdaq, (f) such filings and approvals as are required to be made or obtained under the Securities Laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (h) the matters set forth on Section 4.3 of the Parent Disclosure Schedule, no consents or approval of or filings or registrations with or notice to any Regulatory Agency or Governmental Entity or any other Person are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

Section 4.4.  Capitalization and Related Matters.

(a)           The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock, of which, as of February 15, 2011 (the “Parent Capitalization Date”), 75,511,849 shares were issued and outstanding, (ii) 250,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Parent Class B Common Stock”), of which, as of the Parent Capitalization Date, no shares were issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares were issued and outstanding.  As of the Parent Capitalization Date, Parent held no shares of Parent Common Stock in its treasury.  As of the Parent Capitalization Date, no shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock were reserved for issuance except for (x) 6,030,684 shares of Parent Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans, (y) 6,426,367 shares of Parent Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans and (z) 75,511,849 shares of Parent Class B Common Stock reserved for issuance in connection with future conversion of Parent Common Stock.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have not been issued in violation of any applicable Law or any Contract of Parent.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote (“Parent Voting Debt”) are issued or outstanding.  As of the date of this Agreement, except pursuant to this Agreement and other than as set forth in Section 4.4(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Parent Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent.  As of the date of this Agreement, except pursuant to this Agreement or pursuant to the Parent Stock Plans, and other than as set forth in Section 4.4 (a) of the Parent Disclosure Schedule, there are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of capital stock or other securities of Parent under the Securities Act.

(b)           Parent has provided the Company with a true, complete and correct list of the aggregate number of Parent Stock Options granted under any Parent Stock Plan that were outstanding as of the Parent Capitalization Date and the weighted average exercise price for the Parent Stock Options.  Parent has provided the Company with a true, complete and correct list of the aggregate number of Parent Restricted Stock granted under any Parent Stock Plan that were outstanding as of the Parent Capitalization Date.  Other than the Parent Equity Awards that are outstanding as of the Parent Capitalization Date and except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, no other subscriptions, options, warrants, calls, rights, commitments or agreements of character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent (other than Parent Class B Common Stock) are outstanding as of the Parent Capitalization Date.  Since the Parent Capitalization Date through the date hereof, Parent has not (i) issued or repurchased any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent, other than the issuance of shares of Parent Common Stock in connection with the exercise or vesting of Parent Equity Awards granted under the Parent Stock Plans that were outstanding on the Parent Capitalization Date or (ii) issued or awarded or committed to issue or award any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Parent capital stock or any other equity-based awards under any of the Parent Stock Plans.

(c)           All grants of Parent Equity Awards and any other grants of stock options or other equity interests were validly issued and properly approved by Parent’s Board of Directors (and all required approvals by the stockholders of Parent have been obtained) in accordance with all applicable Law and no such grants involved any “backdating” or similar practices with respect to the effective date of grant.  The per share exercise price of each Parent Stock Option was not less than the fair market value of the Parent Common Stock on the applicable grant date (as determined in a manner consistent with Treasury Regulation §1.409A-1(b)(5)(iv)) and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in Parent’s filings with the SEC in accordance with the Exchange Act and other applicable securities Laws.  No modifications have been made to any Parent Stock Options after the applicable date of grant.

(d)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens other than Permitted Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Except as set forth in Section 4.4(d) of the Parent Disclosure Schedule, Parent does not have any Subsidiaries and does not own any capital stock or other equity or voting securities or other rights convertible or exchangeable into or exercisable for equity or voting securities, or any other rights, interests or investments, in any other Person.

(e)           Parent has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Parent Organizational Documents that is, or at the Effective Time shall be applicable to Parent, Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

Section 4.5.  Parent SEC Reports.  Parent has filed or furnished all forms, documents and reports required to be filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act on or after November 2, 2009 (the “Parent SEC Reports”).  No such Parent SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not materially misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 4.6.  Parent Financial Statements.

(a)           The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are based upon, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC then in effect with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)           Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including any notes thereto) or (ii) for liabilities incurred in the Ordinary Course of Business since December 31, 2009 or in connection with this Agreement and the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(c)           Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurance that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  The disclosures pursuant to Section 4.6(c)(ii) were made in writing by management to Parent’s auditors and audit committee, a copy of which has previously been made available to the Company.

(d)           Since December 31, 2009, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.7.  Broker’s Fees.  None of Parent, Merger Sub or any of their Subsidiaries or any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement other than Sandler O’Neill & Partners, L.P.

Section 4.8.  Absence of Certain Changes or Events.

(a)           Since December 31, 2009 through and including the date of this Agreement, no event or events have occurred that have had our would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)           Since December 31, 2009 through and including the date of this Agreement, except as set forth on Section 4.8(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.9.  Legal Proceedings.

(a)           Except as set forth on Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against Parent or any of its Subsidiaries or, to the knowledge of Parent, any of its or its Subsidiaries’ employees with respect to its business, or to which any of their assets are subject, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b)           There is no material judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

Section 4.10.  Certain Contracts.

(a)           Each Contract to which Parent or any of its Subsidiaries is a party as of the date hereof that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, the “Parent Contracts”) required to be filed with the SEC by Parent or any of its Subsidiaries has been filed with the SEC by Parent.

(b)           Each Parent Contract is valid and binding on Parent or its applicable Subsidiary and the other party thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect and has not been modified or amended.  Parent and each of its Subsidiaries, as applicable, and, to Parent’s knowledge, each other party thereto has duly performed all material obligations required to be performed by it to date under each Parent Contract and no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material breach, violation or default on the part of Parent or any of its Subsidiaries or, to Parent’s knowledge, any other party thereto under any such Parent Contract.  There are no material disputes pending or, to Parent’s knowledge, threatened, and no material amounts due or owing remain unpaid, with respect to any Parent Contract.

Section 4.11.  Employee Matters.

(a)           No Parent Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of Parent or any Parent ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Parent or any of its Subsidiaries.

(b)           With respect to each Parent Benefit Plan, no liability under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code has, within the past six (6) years, been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and, to Parent’s knowledge, no condition exists that presents a material risk of incurring any such liability.  No event has occurred and no condition exists that would subject Parent or any of its Subsidiaries by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any (i) material Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other material liability imposed by ERISA, the Code or other applicable Laws.

(c)           With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)           Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(e)           Except as would not result in a material liability to Parent, none of the Parent Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

Section 4.12.  Intellectual Property.  The Owned Parent IP and Licensed Parent IP constitute all the Intellectual Property necessary and sufficient to conduct the business of Parent and its Subsidiaries as they are currently conducted.  The consummation of the transactions contemplated hereby will not alter or impair the Owned Parent IP in any material respect.  To the knowledge of Parent, neither the Owned Parent IP, nor the operation of the businesses of Parent or its Subsidiaries, has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any third party.  To the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Owned Parent IP.

Section 4.13.  Insurance.  Parent and its Subsidiaries maintain (or Parent maintains on behalf of its Subsidiaries) such workers’ compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under applicable Law.  Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds.

Section 4.14.  Compliance with Laws; Permits.

(a)           Each of Parent and its Subsidiaries has been since November 2, 2009 and is in compliance in all material respects with all Laws of any Governmental Entity and the rules and regulations of any Regulatory Agency that are applicable to its respective business, operations, or assets.  Parent and each of its Subsidiaries have timely filed all material reports (other than Parent SEC Reports, which are covered in Section 4.5 above), registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since November 2, 2009 with Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since November 2, 2009, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any non-U.S. entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  To the knowledge of Parent, except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since November 2, 2009 and on or prior to the date of this Agreement or has pending as of the date of this Agreement any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries.  Except for ordinary and usual examinations conducted by a Regulatory Agency or other Governmental Entity in the Ordinary Course of Business of Parent and its Subsidiaries that have not resulted or are not reasonably expected to result in a material adverse finding or claim against Parent or any of its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since the date of this Agreement any material proceeding, enforcement action or, to the knowledge of Parent, material investigation into the business, disclosures or operations of Parent or any of its Subsidiaries.  Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, since November 2, 2009, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries.  There is no unresolved, or, to Parent’s knowledge, threatened material criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries.  To the knowledge of Parent, except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, since November 2, 2009, there have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Parent’s Ordinary Course of Business).

(b)           Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order, or formal or informal enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since November 2, 2009 a recipient of any supervisory letter from, or since November 2, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business, or that in any material manner relates to its risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since November 2, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

(c)           Each of Parent and its Subsidiaries has complied in all material respects, to the extent such Laws are applicable to them, with (i) U.S. anti-money laundering and anti-terrorism financing Laws and the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and has adequate measures in place to comply with those Laws, (ii) the Foreign Corrupt Practices Act, (iii) the Trading with the Enemy Act and (iv) all comparable provisions of non-U.S. Laws.

Section 4.15.  Taxes and Tax Returns.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent or any of its Subsidiaries, (i) each of the Parent and its Subsidiaries has (a) duly and timely filed (including all applicable extensions) all federal income Tax Returns and other material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and (b) has paid all Taxes due and owing by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return), and (ii) each of the Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Any material liabilities for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings, with respect to the Parent and any of its Subsidiaries did not, as of December 31, 2009, exceed by a material amount the reserve for Tax liabilities set forth on the face of the consolidated balance sheet of the Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16.  Board Approval.  The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of additional shares of Parent Common Stock, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the Parent Voting Agreement and the transactions contemplated hereby and thereby, including the Merger and Parent Stock Issuance and (iii) resolved to recommend that the holders of the shares of Parent Common Stock approve the Parent Stock Issuance (the “Parent Recommendation”).

Section 4.17.  Interested Party Transactions.  To the knowledge of Parent, except as set forth in the Parent SEC Reports, no event has occurred since January 1, 2009 that would be required to be reported by Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

Section 4.18.  Opinion.  The Board of Directors of Parent has received the opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to Parent.

Section 4.19.  Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion or incorporation by reference in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided that, with respect to any projected financial information provided by or on behalf of Parent, Parent represents only that such information was reasonably prepared in good faith by Parent’s management on the basis of assumptions believed to be reasonable as of the time made.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or Joint Proxy

Statement that are provided by the Company or its representatives for inclusion in the Form S-4 or Joint Proxy Statement.

Section 4.20.  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholders Meeting voting to approve the Parent Stock Issuance (the “Required Parent Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the transactions contemplated by this Agreement.

Section 4.21.          Parent Funds.

(a)           Except (x) as disclosed in Section 4.21(a) of the Parent Disclosure Schedule or (y) as would not reasonably be expected to have a Material Adverse Effect on Parent:

(i)            each of Parent and its Subsidiaries complies and has complied with all Advisory Agreements relating to the Parent Funds and all Parent Fund documentation to which it is or has been a party or which relates or has related to it and has no outstanding liability in respect of any failure to comply with any such Advisory Agreement or Parent Fund documentation;

(ii)           each Parent Fund that is operated, managed, marketed or distributed by Parent or any of its Subsidiaries is and has been operated, managed, marketed or distributed in accordance with the terms of appointment of Parent or its Subsidiary, the relevant Parent Fund documentation and with all applicable Laws, including the Laws of the jurisdiction in which the Parent Fund is marketed and all applicable anti-money laundering Laws;

(iii)          there are no pending, and to Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against the Parent Funds, or, to Parent’s knowledge, any of its employees with respect to the Parent Funds or to which any of their assets are subject; and

(iv)          none of the Parent Funds is registered as, or is required to be registered as, an investment company under the Investment Company Act.

(b)           Each Parent Fund is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate, limited company, trust or partnership power and authority to own its properties and to carry on its business as is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect on Parent, as of the date hereof, the consummation of the Merger is not a basis for termination of any Advisory Agreements to which Parent, its Subsidiaries or the Parent Funds are party.

(d)           Since the Parent Capitalization Date and through the date of this Agreement, the net redemptions and withdrawals of funds by Clients (or notices from Clients indicating a clear and unequivocal intention to redeem or withdraw funds (whether present or future) would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.22.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, none of Parent, any Subsidiary of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1.  Conduct of Business Before the Closing Date.

(a)           The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Schedule), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the Ordinary Course of Business and, in all material respects, in compliance with applicable Laws, including the HSR Act and the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act; (ii) the Company shall and shall cause its Subsidiaries to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

(i)            make any material change in the conduct of its businesses or enter into any transaction other than in the Ordinary Course of Business;

(ii)           make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of Company Options outstanding on the date hereof), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)          amend any of its organizational documents or otherwise take any action to exempt any Person (other than it or its Subsidiaries) or any action taken by any Person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(iv)          except as set forth on Schedule 5.1(a)(iv) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its material assets or rights or any part thereof, other than in the Ordinary Course of Business;

(v)           subject any of its material assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

(vi)          redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vii)         acquire, lease or sublease any material assets or properties (including any real property), other than in the Ordinary Course of Business;

(viii)        except as set forth on Schedules 5.1(a)(viii), (A) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company or any of its Subsidiaries, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except as contemplated by this Agreement or to the extent required by applicable Law, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or agreements or awards made thereunder), other than any grants required to be made under any Company Benefit Plan as of the date hereof, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (G) make any material determinations not in the Ordinary Course of Business under any Company Benefit Plan, (H) grant or promise any tax offset payment award under any Company Benefit Plan, (I)

make any loan or cash advance to, or engage in any transaction with, any current or former director, officer, employee, consultant or independent contractor, (J) hire any key officers, consultants or employees or (K) terminate the employment of any officer, consultant or employee to the extent that such termination would result in any liability to the Company or the Surviving Company in excess of $50,000;

(ix)           except as set forth on Schedule 5.1(a)(ix) or in the Ordinary Course of Business, (A) enter into any agreement, contract or commitment which requires the Company or its Subsidiaries to spend in excess of $50,000 (or purchase goods and/or services with a value in excess of $50,000) over the term of such agreement, contract or commitment or (B) contractually commit in any given month to make capital expenditures after the date hereof in excess of $250,000 in the aggregate;

(x)            pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than wholly owned Subsidiaries);

(xi)           fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

(xii)          make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or required by applicable Law or Regulation S-X under the Securities Act, or write off as uncollectible any material accounts receivable except in the Ordinary Course of Business;

(xiii)         make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(xiv)        settle, release or forgive any material claim, litigation or regulatory proceeding or waive any right thereto other than with respect to disputes with customers and vendors in the Ordinary Course of Business;

(xv)         lend money to any Person, or incur or guarantee any indebtedness for borrowed money (other than letters of credit in the Ordinary Course of Business) or enter into any material capital lease obligation; or

(xvi)        commit to do any of the foregoing.

(b)           Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2.  Notice of Breach.  From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by the Company of any representation, warranty, agreement or covenant contained in this Agreement.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Parent hereby covenants as follows:

Section 6.1.  Conduct of the Business Before the Closing Date.

(a)           Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated or permitted by the terms of this Agreement or as set forth on Section 6.1(a) of the Parent Disclosure Schedule), unless the Company shall otherwise consent in writing, the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, in the Ordinary Course of Business and, in all material respects, in compliance with applicable Laws, including the HSR Act and the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act.  Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company:

(i)            make any change in any of its organizational documents;

(ii)           other than with respect to any Parent Equity Awards, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests of Parent;

(iii)          except in connection with (A) the exercise of Parent Equity Awards or (B) grants of Parent Equity Awards after the date hereof; provided, that Parent shall not increase the number of shares issuable pursuant the Parent Stock Plans, (1) issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities, in excess of, in the aggregate, 7,500,000 shares of Parent capital stock or other equity securities, including any shares of Parent capital stock issuable upon conversion of such equity securities

(provided, that (x) any such shares or other equity securities shall not be issued to any Affiliate of Parent and (y) Parent’s Board of Directors shall have determined that any such issuance is in the best interests of Parent and its stockholders) or (2) alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except as permitted by Clause (A) above;

(iv)          directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a controlling equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impair, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement; or

(v)           commit to do any of the foregoing.

(b)           Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 6.2.  Employee Benefits.

(a)           Except as otherwise provided in Section 6.2 (b), Parent agrees that, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary thereof, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Company, Parent or their respective Affiliates (the “Affected Employees”) will continue to be provided with (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such employees immediately prior to the Effective Time, and (ii) employee benefits that are the same as, or substantially comparable in the aggregate to, either (x) the employee benefits provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time (other than benefits under any stock option or other equity-based plans) or (y) the employee benefits provided by Parent and its Affiliates to similarly situated employees during such twelve (12) month period.  Notwithstanding the foregoing, with respect to any Affected Employee whose employment is terminated by Parent or any of its Affiliates without “cause” (other than due to death or disability) during the twelve-month period immediately following the Effective Time, Parent shall provide, or shall cause its Affiliates to provide, severance benefits to such Affected Employees, which shall be determined and payable in accordance with the severance benefits under the policy in effect at the Company immediately prior to the date hereof as set forth on Section 6.2(a) of the Company Disclosure Schedule.

(b)           Following the Effective Time, Parent shall cause service by the Affected Employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, determination of benefits, vesting and, solely for purposes of severance and vacation benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the Parent Benefit Plans in which the Affected Employees participate.

(c)           From and after the Effective Time, Parent shall, with respect to the Affected Employees entitled to participate in the Parent Benefit Plans subject to United States Law (the “U.S. Benefit Plans”), (i) cause to be waived any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate to the extent that such Affected Employee participated in the comparable welfare plan of the Company immediately prior to the Closing and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the plan year prior to participation in the U.S. Benefit Plans provided by Parent and its Subsidiaries.

(d)           The Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(a) of the Code, effective not later than the day immediately preceding the Effective Time.  The Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval by Parent, such approval not to be unreasonably withheld or delayed) not later than the day immediately preceding the Effective Time.

(e)           Nothing contained in this Section 6.2, express or implied, is intended to confer upon any employee of the Company and its Subsidiaries any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Company Benefit Plan or Parent Benefit Plan.  Further, this Section 6.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.2, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.2.

Section 6.3.  Indemnification Continuation.

(a)           For purposes of this Section 6.3, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and can provide evidence thereof to Parent reasonably acceptable to Parent and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)           From and after the Effective Time, Parent and the Surviving Company jointly and severally shall (i) indemnify and hold harmless against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons (A) to the fullest extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to Company Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (B) without limitation to clause (A), to the fullest extent permitted by Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the Certificate of Incorporation and By-laws of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Organizational Documents.  Any right of indemnification of an Indemnified Person pursuant to this Section 6.3(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law.

(c)           Parent shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six (6) years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (“D&O Insurance”) (provided that the Surviving Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.3(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance.  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than 250% of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250% of current annual premiums.  The Company may, with the prior written consent of Parent, prior to the Effective Time purchase a “tail policy” with respect to acts or omissions occurring prior to the Effective Time that were committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed the Maximum Amount and, if such a “tail policy” is purchased, Parent and the Surviving Company shall have no further obligations under this Section 6.3(c).

(d)           The rights of any Indemnified Person under this Section 6.3 shall be in addition to any other rights such Indemnified Person may have under the Certificate of Incorporation or By-laws of the Surviving Company or any of its Subsidiaries under the DGCL or otherwise.  The provisions of this Section 6.3 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in Section 6.3 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.  If Parent and/or Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Company, as the case may be, shall assume the obligations of Parent and Surviving Company set forth in this Section 6.3.

Section 6.4.  Parent Board of Directors.  Parent agrees to take all action necessary (including increasing the number of directors that constitute Parent’s Board of Directors) to elect each of George M.L. LaBranche, IV and Katherine Elizabeth Dietze as a director of Parent effective as of, and subject to the occurrence of, the Effective Time.

Section 6.5.  Notice of Breach.  From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by Parent of any representation, warranty, agreement or covenant contained in this Agreement.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1.  Preparation of Joint Proxy Statement/Prospectus and Form S-4; Stockholder Meetings.

(a)           As promptly as practicable, and in any event within ten (10) days after the execution of this Agreement, the Company and Parent shall cooperate in preparing and cause to be filed with the SEC the Joint Proxy Statement, and Parent shall prepare, together with the Company, and file with the SEC the Form S-4 or any amendment or supplement thereto.  Parent and the Company shall use their reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger.  The Joint Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger and, with respect to the Board of Directors of Parent, in favor of approval of the issuance of shares of Parent Common Stock in the Merger for purposes of the rules of Nasdaq (the “Parent Stock Issuance”), except to the extent the Board of Directors of the Company or Parent, as the case may be, shall have effected a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, to the extent such action is permitted by Section 7.5 or Section 7.6.  Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Form S-4 becomes effective.  Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement and the Form S-4 and advise one another of any oral comments received from the SEC.  The Form S-4 and the Joint Proxy Statement shall, at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(b)           Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” Laws and the rules and regulations thereunder.  Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.  No amendment or supplement to the Joint Proxy Statement or the Form S-4 shall be filed without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement or the Form S-4, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.  If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.

(c)           The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Required Company Vote.  Nothing in this Section 7.1 shall be deemed to prevent the Company or the Board of Directors of the Company from taking any action they are permitted or required to take under, and in compliance with, Section 7.5.  In connection with such meeting, the Company will (i) subject to Section 7.5, use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.  The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information supplied or to be supplied by the Company specifically for inclusion in the Joint Proxy Statement, which shall be included in the Form S-4, shall not, on the date(s) the Joint Proxy Statement is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Parent shall cause the Parent Stockholders Meeting to be duly called and held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Required Parent Vote.  Nothing in this Section 7.1 shall be deemed to prevent Parent or the Board of Directors of Parent from taking any action they are permitted or required to take under, and in compliance with, Section 7.6.  In connection with such meeting, Parent will (i) subject to Section 7.6, use its reasonable best efforts to obtain the Required Parent Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.  The information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information supplied or to be supplied by Parent specifically for inclusion in the Joint Proxy Statement, which shall be included in the Form S-4, shall not, on the date(s) the Joint Proxy Statement is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2.  Access to Information.

Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices and other facilities and to all books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request, including, on a daily basis, all financial and trading records, prime brokerage account statements and risk reports and assessments; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company’s reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all commercially reasonable efforts to obtain the consent of such third party to such access, (ii) any Law or treaty of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to preclude Parent and its representatives from gaining access to any properties or information or (iii) providing such access would jeopardize the protection of attorney-client privilege.  Parent will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated October 28, 2010 (the “Confidentiality Agreement”), between the Company and Parent.

Section 7.3.  HSR Act and Regulatory Matters.

(a)           The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties, Governmental Entities and Regulatory Agencies that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), including the Company Requisite Regulatory Approvals and the Parent Requisite Regulatory Approvals to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such third parties, Governmental Entities or Regulatory Agencies.  The Company and Parent and their respective counsel shall (i) have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any oral or written communication (or other correspondence or memoranda) received from, or given to, any Governmental Entity, and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement or the Merger.  Except as expressly prohibited by any Governmental Entity, the Company and Parent shall provide the other party and its counsel with reasonable advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with this Agreement or the Merger, and to participate in the preparation for such discussion, telephone call or meeting.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3(a) as “Outside Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the disclosing party or its legal counsel.  In exercising the foregoing rights, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to agree to any terms, conditions or modifications (including having to cease, sell or otherwise dispose of any assets or business or to hold any such assets or business separate) with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would reasonably be likely to result in, either individually or in the aggregate, a material adverse effect on the business or operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(b)           Each of the Company and Parent shall furnish to the other all information (including audited and unaudited financial statements and other financial and business information) concerning itself, its Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except as may be prohibited by Law.

(c)           Each of the Company and Parent shall promptly advise the other upon receiving any communication from any Governmental Entity the consent, approval or clearance of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such consent, approval or clearance may be materially delayed.

Section 7.4.  Reorganization.

(a)           The parties intend that the Merger and the Second Step Merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income tax purposes.  None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger and the Second Step Merger, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

(b)           Each of the Company and Parent shall use its reasonable best efforts to provide, in connection with the Closing and at such other times as may reasonably be requested by counsel, the officers’ certificates and to obtain the opinions referred to in Section 8.2(c) and Section 8.3(e) hereto, respectively.

Section 7.5.  Company Acquisition Proposals.

(a)           Except as permitted by this Section 7.5, none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize any of its or their Affiliates, officers, directors, representatives or other intermediaries or Subsidiaries to: (i) solicit, initiate, take any action to knowingly facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or consummate any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish or provide to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence.  The Company shall immediately cease, and direct its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  The Company shall promptly inform its representatives of the Company’s obligations under this Section 7.5.  Any violation of this Section 7.5 by any representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 7.5 by the Company.  For purposes of this Section 7.5, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent.

“Company Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of the Company or more than 15% of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

(b)           Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through representatives or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance rejects any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement and the Merger Agreement, except to the extent such action is permitted by Section 7.5(c), or issue a “stop, look and listen” statement, (ii) engage in negotiations or discussions with any Person (and its representatives and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a material breach of Section 7.5(a), and/or (iii) furnish to any Person who makes a Company Acquisition Proposal information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are substantially similar to, and no less favorable to, the Company than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to Parent is made available to such Person, the Company shall furnish such nonpublic information to Parent prior to the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has reasonably determined in good faith that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal.

“Company Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving a Company Acquisition Proposal (if consummated) that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisor) (i) to be more favorable to the Company’s stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals) and (ii) is reasonably likely to be completed, except that the reference to “15%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “50%”.  Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent after it receives written notice from the Company pursuant to Section 7.5(c) or (d) of the existence of, the identity of the Person making, and the terms and conditions of, any Company Acquisition Proposal.

(c)           Notwithstanding anything in this Section 7.5 to the contrary, at any time prior to the receipt of the Required Company Vote, the Company’s Board of Directors may withdraw (or amend or modify in a manner adverse to Parent) its approval or recommendation of this Agreement or the Merger (a “Company Adverse Recommendation Change”) in response to (i) a Company Intervening Event, if and only if, the Company’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law or (ii) subject to compliance with Section 7.5(e), a Company Acquisition Proposal that was unsolicited and that did not otherwise result from or arise out of a breach of Section 7.5(a), if the Company’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel that such proposal is a Company Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(d)           The Company’s Board of Directors shall not cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Company Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.5(b)) (each a “Company Acquisition Agreement”) and the Company shall not (and shall not permit any of its Subsidiaries to) enter into a Company Acquisition Agreement, unless the Company’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Acquisition Proposal is a Company Superior Proposal and the Company complies with Section 7.5(e) and terminates this Agreement in compliance with Section 9.1(i), including concurrently paying to Parent the Termination Fee as described in Section 9.1(i).

(e)           Prior to any Company Adverse Recommendation Change pursuant to Section 7.5(c)(ii) or entering into any Company Acquisition Agreement pursuant to Section 7.5(d), the Company shall have given Parent five (5) Business Days’ written notice (it being understood and agreed that any amendment to the amount or form of consideration of such Acquisition Proposal shall require a new notice and an additional three (3) Business Day period) advising Parent that the Company’s Board of Directors intends to make a Company Adverse Recommendation Change or that the Company intends to enter into a Company Acquisition Agreement, specifying the material terms and conditions of the Company Acquisition Proposal and that the Company shall, during any such period, negotiate in good faith with Parent (to the extent requested by Parent) to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

(f)            The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any request for nonpublic information with respect to the Company or any of its Subsidiaries, (iii) any inquiry, proposal, discussions or negotiation with respect to any Company Acquisition Proposal, and (iv) the material terms and conditions of any such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Company Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place.  In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation (“Other Company Acquisition Documentation”) which is received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.  The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Company Acquisition Proposal or request for information and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal, request for information, inquiry or proposal and shall provide to Parent within one (1) Business Day after receipt thereof all copies of any additional Other Company Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place.  The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.  The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Law (including any Takeover Statute) or otherwise cause such restrictions not to apply.

Section 7.6.  Parent Acquisition Proposals.

(a)           Except as permitted by this Section 7.6, none of Parent or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives or other intermediaries), nor shall (directly or indirectly) Parent authorize any of its or their Affiliates, officers, directors, representatives or other intermediaries or Subsidiaries to: (i) solicit, initiate, take any action to knowingly facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than the Company) relating to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or consummate any Parent Acquisition Proposal, (y) approve or endorse any Parent Acquisition Proposal or (z) in connection with any Parent Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish or provide to any Person any non-public information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence.  Parent shall immediately cease, and direct its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Parent shall promptly inform its representatives of Parent’s obligations under this Section 7.6.  Any violation of this Section 7.6 by any representative of Parent or its Subsidiaries shall be deemed to be a breach of this Section 7.6 by Parent.  For purposes of this Section 7.6, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Subsidiaries of the Company.

“Parent Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Parent or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 35% of the voting power of Parent or more than 35% of the assets of Parent and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

(b)           Notwithstanding the foregoing, the Board of Directors of Parent, directly or indirectly through representatives or other intermediaries, may, prior to Parent Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, so long as any such compliance rejects any Parent Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement and the Merger Agreement, except to the extent such action is permitted by Section 7.6(c), or issue a “stop, look and listen” statement, (ii) engage in negotiations or discussions with any Person (and its representatives and intermediaries) that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a material breach of Section 7.6(a), and/or (iii) furnish to any Person who makes a Parent Acquisition Proposal information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are substantially similar to, and no less favorable to, Parent than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to the Company is made available to such Person, Parent shall furnish such nonpublic information to the Company prior to the time it is provided to such Person; provided that the Board of Directors of Parent shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of Parent has reasonably determined in good faith that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal.

“Parent Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with Parent to enter into any transaction involving a Parent Acquisition Proposal (if consummated) that the Board of Directors of Parent determines in its good faith judgment (after consultation with Parent’s outside legal counsel and financial advisor) to be more favorable to Parent’s stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals).

(c)           Notwithstanding anything in this Section 7.6 to the contrary, at any time prior to the receipt of the Required Parent Vote, Parent’s Board of Directors may withdraw (or amend or modify in a manner adverse to the Company) its approval or recommendation of this Agreement, the Merger or the Parent Stock Issuance (a “Parent Adverse Recommendation Change”) in response to (i) a Parent Intervening Event, if and only if, Parent’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Law or (ii) subject to compliance with Section 7.6(d), a

Parent Acquisition Proposal that was unsolicited and that did not otherwise result from or arise out of a breach of Section 7.6(a), if Parent’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel that such proposal is a Parent Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Law.

(d)           Prior to any Parent Adverse Recommendation Change pursuant to Section 7.6(c)(ii), Parent shall have given the Company three (3) Business Days’ written notice advising the Company that Parent’s Board of Directors intends to make a Parent Adverse Recommendation Change, specifying the material terms and conditions of the Parent Acquisition Proposal and that Parent shall, during such three (3) Business Day period, negotiate in good faith with the Company (to the extent recommended by the Company) to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal.

(e)           Parent shall notify the Company promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Parent Acquisition Proposal, (ii) any request for nonpublic information with respect to Parent or any of its Subsidiaries, (iii) any inquiry, proposal, discussions or negotiation with respect to any Parent Acquisition Proposal, and (iv) the material terms and conditions of any such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place.  In addition, Parent shall promptly (but in any event within 24 hours) after the receipt thereof, provide to the Company copies of any written documentation material to understanding such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation (“Other Parent Acquisition Documentation”) which is received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place.  Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.  Parent shall keep the Company reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal or request for information and keep the Company reasonably informed as to the material details of any information requested of or provided by Parent and as to the material details of all discussions or negotiations with respect to any such Parent Acquisition Proposal, request for information, inquiry or proposal and shall provide to the Company within one (1) Business Day after receipt thereof all copies of any additional Other Parent Acquisition Documentation received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place.  Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Law (including any Takeover Statute) or otherwise cause such restrictions not to apply.

Section 7.7.  Calculation of Company Consolidated Tangible Book Equity.  No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a statement setting forth its good faith calculation of the Company Consolidated Tangible Book Equity calculated as of the date of delivery of such statement, together with reasonable supporting detail with respect to the Company’s calculations.  The Company shall consult with Parent regarding the preparation of such statement.

Section 7.8.  Stockholder Litigation.  The Company and Parent shall keep each other informed of, and cooperate with one another in connection with, any stockholder litigation or claim against it and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.9.  Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 7.10.  No Shareholder Rights Plan.  From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a shareholder rights plan unless such plan expressly does not apply to Parent and its Affiliates and expressly does not apply to any acquisition of shares of Company Common Stock by Parent and its Affiliates.

Section 7.11.  Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

Section 7.12.  Section 16(b) Matters.  Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

(b)           Parent Stockholder Approval.  Parent shall have obtained the Required Parent Vote in connection with the approval of the Parent Stock Issuance by the stockholders of Parent.

(c)           No Injunctions or Restraints, Illegality.  No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect as of the Closing Date, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction.

(d)           HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(e)           Nasdaq Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the Nasdaq Global Market System (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(f)            Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 8.2.  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.4 (Capitalization and Related Matters) (other than the representations and warranties of the Company contained in Section 3.4(f)) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the

Company contained in Section 3.8(a) (Absence of Certain Changes or Events) and Section 3.23 (Vote Required) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

(c)           Tax Opinion.  Parent shall have received from Willkie Farr & Gallagher LLP, counsel to Parent, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent, to the effect that, for U.S. federal income tax purposes, the Merger and the Second Step Merger, taken together, will be treated as a reorganization qualifying under Section 368(a) of the Code.  In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively (allowing for such amendments to the representations as counsel to Parent deems necessary).

(d)           Company Material Adverse Effect.  During the period from the date hereof to the Closing Date, there shall not have been a Material Adverse Effect on the Company.

(e)           Governmental Entity Consents and Approvals.  All approvals set forth on Section 8.2(e) of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect on the Closing Date and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”).

(f)            Company Financial Conditions.  (i) The Company Consolidated Tangible Book Equity shall be greater than or equal to $193,000,000, (ii) the aggregate value of the assets reflected on the Unaudited Company Balance Sheet shall be less than or equal to four and one-half times the Company’s Consolidated Tangible Book Equity and (iii) the aggregate value of the assets reflected on the Unaudited Company Balance Sheet shall be less than or equal to $920,000,000, in each case calculated as of the Business Day immediately prior to the Closing.  Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

Section 8.3.  Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 4.4 (Capitalization and Related Matters) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 4.8(a) (Absence of Certain Changes or Events) and Section 4.20 (Vote Required) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of Parent set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  The Company shall have received a certificate of an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent.  Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate of an executive officer of Parent to such effect.

(c)           Parent Material Adverse Effect.  During the period from the date hereof to the Closing Date, there shall not have been a Material Adverse Effect on Parent.

(d)           Governmental Entity Consents and Approvals.  All approvals set forth on Section 8.3 (d) of the Company Disclosure Schedule, shall have been obtained and shall remain in full force and effect on the Closing Date and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

(e)           Tax Opinion.  The Company shall have received from Weil, Gotshal & Manges LLP, counsel to the Company, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent and the Company, to the effect that, for U.S. federal income tax purposes, the Merger and the Second Step Merger, taken together, will be treated as a reorganization qualifying under Section 368(a) of the Code.  In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively (allowing for such amendments to the representations as counsel to the Company deems necessary).

ARTICLE IX.

TERMINATION

Section 9.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and, except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a)           By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b)           By either the Company or Parent if the Effective Time shall not have occurred on or before August 31, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(c)           By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to Section 9.1(c) shall have used its commercially reasonable efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d)           By either the Company or Parent if (i) the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the stockholders of Parent required for the Parent Stock Issuance shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

(e)           By Parent (i) if prior to the Company Stockholders Meeting, a Company Adverse Recommendation Change shall have occurred whether or not permitted by Section 7.5, (ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 7.1(c) or (iii) the Company shall have intentionally and materially breached any of its material obligations under Section 7.5;

(f)            By the Company if (i) prior to the Parent Stockholders Meeting, a Parent Adverse Recommendation Change shall have occurred, (ii) Parent shall fail to call or hold the

Parent Stockholders Meeting in accordance with Section 7.1(d) or (iii) Parent shall have intentionally and materially breached any of its material obligations under Section 7.6;

(g)           By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(h)           By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(i)            By the Company if concurrently it (i) enters into a definitive Company Acquisition Agreement providing for a Company Superior Proposal after complying with the applicable provisions of Section 7.5 and (ii) pays to Parent the Termination Fee pursuant to the terms of Section 9.2(h).

Section 9.2.  Effect of Termination.

(a)           In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to this Section 9.2 and Article X; provided that, except as set forth in the following sentence, termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant or agreement or willful breach of any representation or warranty in this Agreement occurring prior to termination.

(b)           If Parent shall terminate this Agreement pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii), then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to $6,250,000 (the “Termination Fee”).

(c)           If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i) or (ii) Parent shall terminate this Agreement pursuant to Section 9.1(h), then the Company shall pay to Parent the Parent Expenses, within two (2) Business Days after delivery to the Company of written notice of the amount of such Parent Expenses (it being understood that the payment of such Parent Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to Parent (whether at law or equity)).

(d)           If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(ii) or (ii) the Company shall terminate this Agreement pursuant to Section 9.1(g), then Parent shall pay to the Company the Company Expenses, within two (2) Business Days after delivery to Parent of written notice of the amount of such Company Expenses (it being understood that the payment of such Company Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to Parent (whether at law or equity)).

(e)           If (i) (x) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(i) or (y) Parent shall terminate this Agreement pursuant to Section 9.1(e)(iii), (ii) at or prior to the time of the event giving rise to such termination there shall have been made known or proposed to the Company or otherwise publicly disclosed or announced a Company Acquisition Proposal and (iii) within 12 months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal, then the Company shall pay to Parent, not later than two (2) Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Termination Fee minus any Parent Expenses paid pursuant to Section 9.2(c).

(f)            If (i) (x) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(ii) or (y) the Company shall terminate this Agreement pursuant to Section 9.1(f)(iii), (ii) at or prior to the time of the event giving rise to such termination there shall have been made known or proposed to Parent or otherwise publicly disclosed or announced a Parent Acquisition Proposal and (iii) within 12 months following the termination of this Agreement, Parent enters into a definitive agreement with respect to, or consummates, such Parent Acquisition Proposal, then Parent shall pay to the Company, not later than two (2) Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Termination Fee minus any Company Expenses paid pursuant to Section 9.2(d).

(g)           If the Company shall terminate this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(f)(ii), then Parent shall pay to the Company, not later than two (2) Business Days following such termination, the Termination Fee.

(h)           If the Company shall terminate this Agreement pursuant to Section 9.1(i), then the Company shall pay to Parent the Termination Fee concurrently with such termination.

(i)            For purposes of this Section 9.2, (i) the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 7.5(a), except that the reference to “more than 15%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “more than 50%” and (ii) the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 7.6(a), except that the reference to “more than 35%” in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to “more than 50%.”

(j)            All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the applicable party.

(k)           Each of the parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the other party would not enter into this Agreement.  If a party fails to pay promptly any fees or expenses due pursuant to this Section 9.2, such party will also pay to the other party the other party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal.  Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.  Under no circumstances shall the Company or Parent be obligated to pay more than one (1) Termination Fee.

ARTICLE X.

MISCELLANEOUS

Section 10.1.  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for Section 6.3 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2.  Disclosure Schedules.

(a)           The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

(b)           Any item set forth in the disclosure schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make reasonably apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3.  Successors and Assigns.  No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4.  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.5.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6.  Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the state or federal courts within the State of Delaware (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2).  Any requirements for the securing or posting of any bond with such remedy are waived.

Section 10.7.  Expenses.  All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and Joint Proxy Statement and (b) as provided in Section 9.2.

Section 10.8.  Severability; Construction.

(a)           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b)           The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 10.9.  Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon confirmation of receipt when transmitted via facsimile (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day), (c) on receipt after dispatch by registered or certified mail (return receipt requested), postage prepaid or (d) on the next Business Day if delivered by an national overnight courier (with confirmation), addressed, in each case, as follows:

(a) if to the Company, to:

LaBranche & Co Inc.
33 Whitehall Street
New York, NY 10004
Attention:	Stephen H. Gray
General Counsel
Facsimile:	(212) 952-9280

Copy to (such copy not to constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Michael J. Aiello
Facsimile:	(212) 310-8007

(b) if to Parent or Merger Sub, to:

Cowen Group, Inc.
599 Lexington Avenue
New York, NY 10022

Attention:	Owen S. Littman
General Counsel
Facsimile:	(212) 845-7995

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	David K. Boston
Laura L. Delanoy
Facsimile:	(212) 728-8111

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 10.10.  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Words defined in the singular have the parallel meaning in the plural and vice versa.  Words of one gender shall be construed to apply to each gender and the neutral gender.  The term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

Section 10.11.  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.12.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.13.  Entire Agreement.  This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.14.  Parties in Interest.  Except for (i) the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 6.3 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent.  No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 10.15.  Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.16.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 10.17.  Definitions.  As used in this Agreement:

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Advisory Agreement” shall mean any Contract, including any investment advisory, management and investment management agreement, entered into by Parent or any of its Subsidiaries for the purpose of providing management, investment advisory or investment management services, including any sub-advisory services, to a Person.

“Affected Employees” shall have the meaning set forth in Section 6.2(a).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with, such Person, and the term “control” (including the terms “controlled by” and

“under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, none of Unicredit SpA, Bank Austria AG or Bayerische Hypo-und Vereinsbank AG nor any of their respective controlled affiliates shall be deemed to be Affiliates of Parent.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2(a).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York.

“CEA” shall mean the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder by the CFTC.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Certificate” shall have the meaning set forth in Section 1.8(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Client” shall mean any Person who is (i) party to an Advisory Agreement pursuant to which Parent or any of its Subsidiaries provides management, investment management or investment advisory services, including any sub-advisory services, to such Person, or (ii) an investor in a Parent Fund.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition Agreement” shall have the meaning set forth in Section 7.5(d).

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.5(a).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 7.5(c).

“Company Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Company By-Laws” shall have the meaning set forth in Section 3.1(a).

“Company Capitalization Date” shall have the meaning set forth in Section 3.4(a).

“Company Charter” shall have the meaning set forth in Section 3.1(a).

“Company Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company Consolidated Tangible Book Equity” shall mean (i) the equity value of the Company and its Subsidiaries, less (ii) the value of the intangibles of the Company and its Subsidiaries, less (iii) the value of the goodwill of the Company and its Subsidiaries, less (iv) any net deferred Tax assets of the Company or any of its Subsidiaries, in each case on a consolidated basis, consistent with past practice and as reflected on the Unaudited Company Balance Sheet; provided that any costs, fees or expenses incurred by the Company or any of its Subsidiaries in connection with the settlement of any litigation pending as of the date hereof, which settlement Parent shall have consented to in writing, shall be added to the equity value of the Company and its Subsidiaries in clause (i) to the extent that such settlement has been accrued as a liability on the Unaudited Company Balance Sheet and reduced the equity value of the Company and its Subsidiaries.

“Company Contracts” shall have the meaning set forth in Section 3.13(a).

“Company Disclosure Schedule” shall mean the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any Affiliate of the Company, is, or has within the past six years been, deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Company Expenses” shall mean all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants and financial advisors) actually incurred by the Company and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $1,500,000.

“Company IP” shall mean all Intellectual Property owned, used, held for use or exploited by the Company or any of its Subsidiaries.

“Company Intervening Event” shall mean an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to or by (or misunderstood by) the Company’s Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by (or understood by) the Company’s Board of Directors prior to obtaining the Required Company Vote.

“Company Options” shall have the meaning set forth in Section 1.9(a).

“Company Organizational Documents” shall mean the Company Charter and the Company By-Laws, together with all amendments thereto.

“Company Preferred Stock” shall have the meaning set forth in Section 3.4(a).

“Company Recommendation” shall have the meaning set forth in Section 3.19.

“Company Regulatory Agreement” shall have the meaning set forth in Section 3.17(b).

“Company Regulatory Reports” shall have the meaning set forth in Section 3.17(d).

“Company Requisite Regulatory Approval” shall have the meaning set forth in Section 8.3(e).

“Company SEC Reports” shall have the meaning set forth in Section 3.5.

“Company Stock Plans” mean the Amended and Restated LaBranche & Co Inc. 1999 Equity Incentive Plan and the LaBranche & Co Inc. 2010 Equity Incentive Plan and all award agreements thereunder.

“Company Stockholders Meeting” shall mean the Company stockholders meeting to approve and adopt this Agreement and the Merger.

“Company Superior Proposal” shall have the meaning set forth in Section 7.5(b).

“Company Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Company Voting Debt” shall have the meaning set forth in Section 3.4(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, license, commitment or other arrangement or agreement, whether written or oral.

“D&O Insurance” shall have the meaning set forth in Section 6.3(c).

“Derivatives Contracts” shall have the meaning set forth in Section 3.17(j).

“Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

“DGCL” shall mean the Delaware General Corporation Law.

“Disregarded Subsidiary” shall have the meaning set forth in Section 1.10.

“Effective Time” shall have the meaning set forth in Section 1.3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Exchange Ratio” shall have the meaning set forth in Section 1.8(a).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Form S-4” shall have the meaning set forth in Section 3.3.

“GAAP” shall have the meaning set forth in Section 3.6(a).

“Governmental Entity” shall mean any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any SRO.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Person” shall have the meaning set forth in Section 6.3(a).

“Intellectual Property” shall mean all of the following: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents and patent applications in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable works including copyrights in designs, software, mask works or other works and applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company and its Subsidiaries; and (vii) all similar proprietary rights including intellectual property rights in any inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement” shall have the meaning set forth in Section 3.3.

“knowledge” or “known” shall mean the actual knowledge of, in the case of the Company, George M.L. LaBranche, IV, Alfred O. Hayward, Jr., William J. Burke, III, Stephen H. Gray or Jeffrey A. McCutcheon, and in the case of Parent, Peter A. Cohen, Jeffrey M. Solomon, Thomas W. Strauss, Stephen A. Lasota or Owen Littman.

“Law” shall mean any foreign, federal, state, or local law, statute, code, ordinance, rule, regulation or other requirement.

“License Agreement” shall mean any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer contracts, coexistence, non-assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Licensed Parent IP” means the Intellectual Property owned by a third party that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Liens” shall mean all liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal or offer, preemptive rights, easements, rights-of-way, servitudes, proxies, voting trusts or agreements, transfer restriction under any shareholder or similar agreements, encumbrances, covenants, conditions and other restrictions or limitations whatsoever.

“Material Adverse Effect” shall mean, with respect to the Company or Parent, as the case may be, any event, change, circumstance or development which has or is reasonably likely to have a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to clause (i), the term “Material Adverse Effect” shall not include any effects resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in Laws or the interpretation of Laws by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting the industries in which such party or its Subsidiaries operate, (E) changes in the underlying securities prices in the Company’s or Parent’s, as the case may be, portfolios, (F) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including losses of employees to the extent resulting therefrom, (G) earthquakes, hurricanes, tornadoes or other natural disasters, (H) any action taken by such party or its respective Subsidiaries as contemplated or permitted by this Agreement or with consent of the other party, (I) any decline in the market price or change in trading volume of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections (it being understood that the underlying facts or occurrences giving rise or contributed to such changes shall be taken into account in determining whether there has been a Material Adverse Effect) or (J) any litigation arising from or relating to this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such changes collectively are materially and disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement, including the Merger.

“Maximum Amount” shall mean an amount per year equal to 250% of current annual premiums paid by the Company for D&O Insurance.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.8(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Nasdaq” shall mean the National Association of Securities Dealers Automated Quotations, as operated by The Nasdaq Stock Market, Inc.

“NFA” shall mean the National Futures Association.

“NYSE” shall mean NYSE Euronext.

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary and usual course of business of such Person consistent with its past practice through the date hereof.  For the avoidance of doubt, “Ordinary Course of Business” with respect to the Company and its Subsidiaries shall include such Persons operating consistent with the provisions set forth on Section 10.17-A of the Company Disclosure Schedule.

“Other Company Acquisition Documentation” shall have the meaning set forth in Section 7.5(f).

“Other Parent Acquisition Documentation” shall have the meaning set forth in Section 7.6(e).

“OTS” shall mean the Office of Thrift Supervision.

“Owned Company IP” shall mean the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Parent IP” shall mean the Intellectual Property that is owned or purported to be owned by Parent or any of its Subsidiaries

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Acquisition Proposal” shall have the meaning set forth in Section 7.6(a).

“Parent Adverse Recommendation Change” shall have the meaning set forth in Section 7.6(c).

“Parent Benefit Plans” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other material benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, in each case sponsored, maintained, contributed or required to be contributed to by Parent or its Subsidiaries or under which Parent or any Subsidiary has any current or potential liability..

“Parent By-Laws” shall have the meaning set forth in Section 4.1(a).

“Parent Capitalization Date” shall have the meaning set forth in Section 4.4(a).

“Parent Charter” shall have the meaning set forth in Section 4.1(a).

“Parent Class B Common Stock” shall have the meaning set forth in Section 4.4(a).

“Parent Common Stock” shall have the meaning set forth in the Recitals hereto.

“Parent Contracts” shall have the meaning set forth in Section 4.10(a).

“Parent Disclosure Schedule” shall mean the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Awards” means Parent Restricted Stock and Parent Stock Options.

“Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent or any Affiliate of Parent is, or has within the past six (6) years been, deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Parent Expenses” shall mean all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors and consultants) actually incurred by Parent and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $1,500,000.

“Parent Fund” shall mean means any partnership, limited liability company or other collective or pooled investment vehicle or account (whether open ended or close ended) for which Parent or its Subsidiaries, directly or indirectly, acts as investment advisor, investment sub-advisor, general partner, managing member, manager or sponsor that is not registered or qualified for offer and sale to members of the general public with any Governmental Entity.

“Parent Intervening Event” shall mean an event, fact, circumstance, development or occurrence that affects the business, assets or operations of Parent that is unknown to (or misunderstood by) the Parent’s Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to (or understood by) the Parent’s Board of Directors prior to obtaining the Required Parent Vote.

“Parent Organizational Documents” shall mean the Parent Charter and the Parent By-Laws, together with all amendments thereto.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.4(a).

“Parent Recommendation” shall have the meaning set forth in Section 4.16.

“Parent Regulatory Agreement” shall have the meaning set forth in Section 4.14(b).

“Parent Requisite Regulatory Approval” shall have the meaning set forth in Section 8.2(i).

“Parent Restricted Stock” means any nonvested restricted shares of Parent Common Stock and nonvested restricted stock units.

“Parent SEC Reports” shall have the meaning set forth in Section 4.5.

“Parent Stock Issuance” shall have the meaning set forth in Section 7.1(a).

“Parent Stock Options” means any stock option to purchase Parent Common Stock or any other equity security of Parent or any of its Subsidiaries.

“Parent Stock Plans” shall mean (i) the Cowen Holdings, Inc. 2006 Equity and Incentive Plan, (ii) the Cowen Holdings, Inc. 2007 Equity and Incentive Plan and (iii) the Cowen Group, Inc. 2010 Equity and Incentive Plan.

“Parent Stockholders Meeting” shall mean the Parent stockholders meeting to approve the Parent Stock Issuance.

“Parent Superior Proposal” shall have the meaning set forth in Section 7.6(b).

“Parent Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Parent Voting Debt” shall have the meaning set forth in Section 4.4(a).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Liens” shall mean (i) all statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor; (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default, violation by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, of any Contract or Law; (iii) statutory Liens of landlords with respect to leased real property; and (iv) Liens not securing or representing a monetary obligation and which, individually or in the aggregate, do not detract or impair in any material respect from the continued use in the ordinary course of business as currently conducted or contemplated by the Company or Parent or any of their respective Subsidiaries, as applicable, of any property subject to such Liens.

“Person” shall mean an individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, joint-stock company, association, trust, unincorporated organization, other entity or Governmental Entity.

“Proceeding” shall have the meaning set forth in Section 6.3(a).

“Proprietary Algorithms” shall have the meaning set forth in Section 3.15(h).

“Proprietary Software” shall have the meaning set forth in Section 3.15(g).

“Regulatory Agencies” shall mean (i) FINRA, (ii) the SEC, (iii) the OTS, (iv) Nasdaq, (v) NYSE, (vi) CFTC, (vii) any non-U.S. regulatory authority and (viii) any SRO.

“Required Company Vote” shall have the meaning set forth in Section 3.23.

“Required Parent Vote” shall have the meaning set forth in Section 4.20.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Step Merger” shall have the meaning set forth in Section 1.10.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; “blue sky” laws of any state or territory of the United States; the CEA; and the rules and regulations of FINRA and the comparable laws, rules and regulations in effect in any other country.

“SRO” shall mean FINRA, the NFA, each national securities or commodities or futures exchange in the United States or elsewhere and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation or brokers, dealers, securities underwriting or trading, stock exchanges, commodities or future exchanges, insurance companies or agents, investment companies, investment advisors, commodity pool operators or commodity trading advisors.

“Subsidiary” when used with respect to any party shall mean any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided that, for purposes of this Agreement, no Parent Fund shall be deemed to be a Subsidiary of Parent.

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.19.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing, supplied or required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all federal, state, local or foreign taxes, including income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, and other taxes or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Termination Fee” shall have the meaning set forth in Section 9.2(b).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“Treasury Regulations” shall have the meaning set forth in the Recitals hereto.

“Unaudited Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as at any applicable date prepared in good faith by the Company in accordance with GAAP applied on a basis consistent with past practices.

“U.S. Benefit Plans” shall have the meaning set forth in Section 6.2(c).

“WARN” shall have the meaning set forth in Section 3.12(e).

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COWEN GROUP, INC.

By:	/s/ Peter A. Cohen
Name: Peter A. Cohen
Title: Chairman and Chief Executive Officer

LOUISIANA MERGER SUB, INC.

By:	/s/ Owen Littman
Name: Owen Littman
Title: Secretary

LABRANCHE & CO INC.

By:	/s/ George M.L. LaBranche, IV
Name: George M.L. LaBranche, IV
Title: Chief Executive Officer